Exhibit 21.1
REYNOLDS AMERICAN INC. SUBSIDIARIES
(As of 02/22/2007)

Name of Entity	Place of Incorporation

Conwood Company, LLC	Delaware

Conwood Holdings, Inc.	Delaware

Conwood Sales Co., LLC	Delaware

FHS, Inc.	Delaware

Gallaher — Reynolds Equipment Company (1)	Ireland

GMB, Inc.	North Carolina

Lane, Limited	New York

Northern Brands International, Inc.	Delaware

Quezon Holdings, B.V.	Netherlands

R. J. Reynolds — Gallaher International Sarl (2)	Switzerland

R. J. Reynolds Global Products, Inc.	Delaware

R. J. Reynolds Smoke Shop, Inc.	Delaware

R. J. Reynolds Tobacco B.V.	Netherlands

R. J. Reynolds Tobacco (CI), Co.	Cayman Islands

R. J. Reynolds Tobacco Co.	Delaware

R. J. Reynolds Tobacco Company	North Carolina

R. J. Reynolds Tobacco C.V.	Netherlands

R. J. Reynolds Tobacco Holdings, Inc.	Delaware

R. J. Reynolds Tobacco International, Inc.	Delaware

Reynolds Technologies, Inc.	Delaware

RJR Acquisition Corp.	Delaware

RJR Packaging, LLC	Delaware

RJR Realty Relocation Services, Inc.	North Carolina

RJR Smoke Shop, Inc.	Delaware

Rosswil LLC	Delaware

Santa Fe Natural Tobacco Company: Europe GmbH	Germany

Santa Fe Natural Tobacco Company, Inc.	New Mexico

Santa Fe Natural Tobacco Company Limited	United Kingdom

Santa Fe Natural Tobacco Company: The Netherlands B.V.	Netherlands

Scott Tobacco LLC	Delaware

SFNTC Land LLC	New Mexico

SFNTC Oxford LLC	North Carolina

SFNTC: Oxford RL, LLC	North Carolina

SFNTC/RSM, LLC	New Mexico

S. F. Imports, Inc.	Delaware

SFR Tobacco International GmbH	Switzerland

(1)     50/50 Irish joint venture with Gallaher Group PLC
(2)     50/50 Swiss joint venture with Gallaher Group PLC